SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03875P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 17

                                                              Page 2 of 17 Pages

--------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Communications Ventures III, L.P. ("CV III")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   7,026 shares,  except that ComVen III, L.L.C.
                                   ("ComVen  III"),  the  general  partner of CV
     NUMBER OF                     III, may be deemed to have sole power to vote
      SHARES                       these  shares,  and  Roland  A.  Van der Meer
   BENEFICIALLY                    ("Van  der  Meer")  and  Michael  P.  Rolnick
   OWNED BY EACH                   ("Rolnick"),  the members of ComVen III,  may
     REPORTING                     be deemed to have shared  power to vote these
      PERSON                       shares.
       WITH               -------- ---------------------------------------------
                          6        SHARED VOTING POWER
                                   See response to row 5.
                          -------- ---------------------------------------------
                          7        SOLE DISPOSITIVE POWER
                                   7,026  shares,  except that  ComVen III,  the
                                   general  partner of CV III,  may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and Van der Meer and Rolnick,  the members of
                                   ComVen  III,  may be  deemed  to have  shared
                                   power to dispose of these shares.
                          -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       7,026
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

                                                              Page 3 of 17 Pages

------------ -------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Communications Ventures III CEO & Entrepreneurs'
                Fund, L.P. ("CE III")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   350  shares,  except  that  ComVen  III,  the
                                   general  partner of CE III,  may be deemed to
     NUMBER OF                     have sole power to vote these shares, and Van
      SHARES                       der Meer and  Rolnick,  the members of ComVen
   BENEFICIALLY                    III,  may be deemed to have  shared  power to
   OWNED BY EACH                   vote these shares.
     REPORTING            -------- ---------------------------------------------
      PERSON              6        SHARED VOTING POWER
       WITH                        See response to row 5.
                          -------- ---------------------------------------------
                          7        SOLE DISPOSITIVE POWER
                                   350  shares,  except  that  ComVen  III,  the
                                   general  partner of CE III,  may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and Van der Meer and Rolnick,  the members of
                                   ComVen  III,  may be  deemed  to have  shared
                                   power to dispose of these shares.
                          -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        350
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

                                                              Page 4 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ComVen III, L.L.C. ("ComVen III")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   7,376  shares,  of which  7,026 are  directly
                                   owned by CV III and 350 are directly owned by
                                   CE III.  ComVen III,  the general  partner of
      NUMBER OF                    both CV III and CE III, may be deemed to have
       SHARES                      sole power to vote these shares,  and Van der
    BENEFICIALLY                   Meer and Rolnick,  the members of ComVen III,
    OWNED BY EACH                  may be  deemed to have  shared  power to vote
      REPORTING                    these shares.
       PERSON             -------- ---------------------------------------------
        WITH              6        SHARED VOTING POWER
                                   See response to row 5.
                          -------- ---------------------------------------------
                          7        SOLE DISPOSITIVE POWER
                                   7,376  shares,  of which  7,026 are  directly
                                   owned by CV III and 350 are directly owned by
                                   CE III.  ComVen III,  the general  partner of
                                   both CV III and CE III, may be deemed to have
                                   sole power to dispose  of these  shares,  and
                                   Van der  Meer and  Rolnick,  the  members  of
                                   ComVen  III,  may be  deemed  to have  shared
                                   power to dispose of these shares.
                          -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       7,376
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                         OO
------------ -------------------------------------------------------------------

                                                              Page 5 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ComVentures IV, L.P. ("CV IV")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   - 0 -
    NUMBER OF             -------- ---------------------------------------------
     SHARES               6        SHARED VOTING POWER
  BENEFICIALLY                     - 0 -
  OWNED BY EACH           -------- ---------------------------------------------
    REPORTING             7        SOLE DISPOSITIVE POWER
     PERSON                        - 0 -
      WITH               -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   - 0 -
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      - 0 -
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                       [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

                                                              Page 6 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ComVentures IV CEO Fund, L.P. ("CF IV")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   - 0 -
   NUMBER OF              -------- ---------------------------------------------
    SHARES                6        SHARED VOTING POWER
 BENEFICIALLY                      - 0 -
 OWNED BY EACH            -------- ---------------------------------------------
   REPORTING              7        SOLE DISPOSITIVE POWER
    PERSON                         - 0 -
     WITH                 -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   - 0 -
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        - 0 -
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                         [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                         PN
------------ -------------------------------------------------------------------

                                                              Page 7 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Comventures IV Entrepreneurs' Fund, L.P. ("EF IV")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   - 0 -
   NUMBER OF              -------- ---------------------------------------------
    SHARES                6        SHARED VOTING POWER
 BENEFICIALLY                      - 0 -
 OWNED BY EACH            -------- ---------------------------------------------
   REPORTING              7        SOLE DISPOSITIVE POWER
    PERSON                         - 0 -
     WITH                 -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   - 0 -
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       - 0 -
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                         0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

                                                              Page 8 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ComVen IV, L.L.C. ("ComVen IV")
                Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   - 0 -
   NUMBER OF              -------- ---------------------------------------------
    SHARES                6        SHARED VOTING POWER
 BENEFICIALLY                      - 0 -
 OWNED BY EACH            -------- ---------------------------------------------
   REPORTING              7        SOLE DISPOSITIVE POWER
    PERSON                         - 0 -
     WITH                 -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   - 0 -
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        - 0 -
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                         [ ]
----------- --------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                          0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                          OO
------------ -------------------------------------------------------------------

                                                              Page 9 of 17 Pages

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                Roland A. Van der Meer ("Van der Meer")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Citizen of the Netherlands
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   0 shares.
                          -------- ---------------------------------------------
   NUMBER OF              6        SHARED VOTING POWER
    SHARES                         7,376  shares,  of which  7,026 are  directly
 BENEFICIALLY                      owned by CV III and 350 are directly owned by
 OWNED BY EACH                     CE III.  Van der Meer is a member  of  ComVen
   REPORTING                       III,  the  general  partner  of CV III and CE
    PERSON                         III,  and may be deemed to have shared  power
     WITH                          to vote these shares.
                          -------- ---------------------------------------------
                          7        SOLE DISPOSITIVE POWER
                                   0 shares.
                          -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   7,376  shares,  of which  7,026 are  directly
                                   owned by CV III and 350 are directly owned by
                                   CE III.  Van der Meer is a member  of  ComVen
                                   III,  the  general  partner  of CV III and CE
                                   III,  and may be deemed to have shared  power
                                   to dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      7,376
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                       [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                       IN
------------ -------------------------------------------------------------------

                                                             Page 10 of 17 Pages

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON

                Michael P. Rolnick ("Rolnick")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ -------------------------------------------------------------------
                          5        SOLE VOTING POWER
                                   0 shares.
                          -------- ---------------------------------------------
   NUMBER OF              6        SHARED VOTING POWER
    SHARES                         7,376  shares,  of which  7,026 are  directly
 BENEFICIALLY                      owned by CV III and 350 are directly owned by
 OWNED BY EACH                     CE III.  Rolnick  is a member of ComVen  III,
   REPORTING                       the general partner of CV III and CE III, and
    PERSON                         may be  deemed to have  shared  power to vote
     WITH                          these shares.
                          -------- ---------------------------------------------
                          7        SOLE DISPOSITIVE POWER
                                   0 shares.
                          -------- ---------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   7,376  shares,  of which  7,026 are  directly
                                   owned by CV III and 350 are directly owned by
                                   CE III.  Rolnick  is a member of ComVen  III,
                                   the general partner of CV III and CE III, and
                                   may be deemed to have shared power to dispose
                                   of these shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      7,376
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                       [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

                                                             Page 11 of 17 Pages

     This statement amends the Statement on Schedule 13G previously filed by Communications Ventures III, L.P. ("CV III"), Communications Ventures III CEO & Entrepreneurs' Fund, L.P. ("CE III"), ComVen III, L.L.C. ("ComVen III"), ComVentures IV, L.P. ("CV IV"), ComVentures IV CEO Fund, L.P. ("CF IV") Comventures IV Entrepreneurs' Fund, L.P. ("EF IV"), ComVen IV, L.L.C. ("ComVen IV"), Michael P. Rolnick ("Rolnick") and Roland A. Van der Meer ("Van der Meer"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there have been changes are included in this Amendment No. 1.


ITEM 2(A).     NAME OF PERSONS FILING
               ----------------------

               This statement is filed by Communications Ventures III, L.P. ("CV III"), Communications Ventures III CEO & Entrepreneurs' Fund, L.P. ("CE III"), ComVen III, L.L.C. ("ComVen III"), ComVentures IV, L.P. ("CV IV"), ComVentures IV CEO Fund, L.P. ("CF IV") Comventures IV Entrepreneurs' Fund, L.P. ("EF IV"), ComVen IV, L.L.C. ("ComVen IV"), Michael P. Rolnick ("Rolnick") and Roland
               A. Van der Meer ("Van der Meer"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               ComVen III, the general partner of CV III and CE III, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by CV III and CE III. ComVen IV, the general partner of CV IV, CF IV and EF IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by CV IV, CF IV and EF IV. Rolnick and Van der Meer are members of ComVen III and ComVen IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by CV III, CE III, CV IV, CF IV and EF IV.

ITEM 2(C)      CITIZENSHIP
               -----------

               CV III, CE III, CV IV, CF IV and EF IV are Delaware limited partnerships. ComVen III and ComVen IV are Delaware limited liability companies. Rolnick is a United States citizen. Van der Meer is a citizen of the Netherlands.

                                                             Page 12 of 17 Pages


ITEM 4.        OWNERSHIP
               ---------

               Provide the following  information regarding the aggregate number
               and   percentage  of  the  class  of  securities  of  the  issuer identified in Item 1.

                  (a)  Amount beneficially owned:
                       --------------------------

                       See  Row 9 of cover page for each Reporting Person.

                  (b)  Percent of Class:
                       -----------------

                       See Row 11 of cover page for each Reporting Person.

                  (c)  Number of shares as to which such person has:
                       ---------------------------------------------

                       (i)  Sole power to vote or to direct the vote:
                            -----------------------------------------

                            See Row 5 of cover page for each Reporting Person.

                       (ii) Shared power to vote or to direct the vote:
                            -------------------------------------------

                            See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the
                             disposition of:
                             ----------------------------------------

                             See Row 7 of cover page for each Reporting Person.

                       (iv) Shared  power to dispose  or to direct the
                            disposition of:
                            --------------------------------------------

                            See Row 8 of cover page for each Reporting Person.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Yes

                                                             Page 13 of 17 Pages


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February ___, 2006




COMMUNICATIONS VENTURES III, L.P.              By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner        ------------------------------
                                                  Roland A. Van der Meer, Member


COMMUNICATIONS VENTURES III
CEO & ENTREPRENEURS' FUND, L.P.                By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner        ------------------------------
                                                  Roland A. Van der Meer, Member


COMVEN III, L.L.C.                             By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV, L.P.                           By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV CEO FUND, L.P.                  By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV ENTREPRENEURS' FUND, L.P.       By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member

                                                             Page 14 of 17 Pages




COMVEN IV, L.L.C.                              By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer, Member



ROLAND A. VAN DER MEER                         By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer



MICHAEL P. ROLNICK                             By: /s/ Michael P. Rolnick
                                                  ------------------------------
                                                  Michael P. Rolnick




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 01/05/2002

                                                             Page 15 of 17 Pages


                                  EXHIBIT INDEX
                                  -------------



                                                           Found on
                                                         Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------

Exhibit A:  Agreement of Joint Filing                         16

                                                             Page 16 of 17 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Arbinet-thexchange, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February ___, 2006


COMMUNICATIONS VENTURES III, L.P.              By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner        ------------------------------
                                                  Roland A. Van der Meer, Member


COMMUNICATIONS VENTURES III
CEO & ENTREPRENEURS' FUND, L.P.                By: /s/ Roland A. Van der Meer
By ComVen III, L.L.C., its general partner        ------------------------------
                                                  Roland A. Van der Meer, Member


COMVEN III, L.L.C.                             By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV, L.P.                           By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV CEO FUND, L.P.                  By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member





COMVENTURES IV ENTREPRENEURS' FUND, L.P.       By: /s/ Roland A. Van der Meer
By ComVen IV, L.L.C., its general partner         ------------------------------
                                                  Roland A. Van der Meer, Member

                                                             Page 17 of 17 Pages




COMVEN IV, L.L.C.                              By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer, Member



ROLAND A. VAN DER MEER                         By: /s/ Roland A. Van der Meer
                                                  ------------------------------
                                                  Roland A. Van der Meer



MICHAEL P. ROLNICK                             By: /s/ Michael P. Rolnick
                                                  ------------------------------
                                                  Michael P. Rolnick